Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2016 Results

Second Quarter Key Metrics

•	Reported revenue decreased 1% to $2.8 billion with organic revenue growth of 3%

•	Operating margin increased 470 basis points to 14.6%, and operating margin, adjusted for certain items, increased 30 basis points to 19.3%

•	EPS increased 63% to $1.01, and EPS, adjusted for certain items, increased 6% to $1.39

•	For the first six months of 2016, cash flow from operations increased 32% to $764 million, and free cash flow increased 51% to $660 million

Second Quarter Highlights

•
The Company closed its acquisition of Univers Workplace Solutions, adding a leading elective benefit enrollment and communication services firm to its health and benefits brokerage business, strengthening Aon Risk Solutions' ability to serve clients as one of the world's leading providers of comprehensive benefit solutions

•
Subsequent to the quarter close, Starbucks announced they have joined Aon’s innovative active health exchange platform, enabling Starbucks’ partners (employees) to have greater choice, opportunities for cost savings, and personalized support to select and get the most out of their health insurance coverage

LONDON - July 29, 2016 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2016.

Net income attributable to Aon shareholders was $272 million, or $1.01 per share, compared to $178 million, or $0.62 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 6% to $1.39, compared to $1.31 in the prior year quarter. If the Company were to hold foreign currency exchange rates constant, translating prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"), there would be no material per share impact on either GAAP or adjusted net income from continuing operations. Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Overall, we delivered positive performance across each of our key metrics in the second quarter, highlighted by four percent organic revenue growth in Retail Brokerage, 70 basis points of adjusted operating margin improvement in Risk Solutions, and substantial free cash flow growth of 51% for the first six months of the year,” said Greg Case, President and Chief Executive Officer. “Although we expect continued volatility in the macroeconomic environment, we anticipate improved organic growth and operational performance in the second half of 2016. Our industry-leading platform and innovative investments across data and analytics continue to position the firm for long-term growth, increased operating leverage and significant free cash flow generation towards our near-term goal of $2.4 billion for the full year 2017.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue decreased 1% to $2.8 billion compared to the prior year quarter driven primarily by a 2% unfavorable impact from foreign currency translation and a 2% decrease in commissions and fees related to net divestitures, partially offset by 3% organic revenue growth.

Total operating expenses for the second quarter decreased 7% to $2.4 billion compared to the prior year quarter due primarily to a $176 million decrease in expense related to certain legacy litigation settlements in the prior year quarter, a $52 million decrease in expenses related to net divestitures, a $49 million favorable impact from foreign currency translation, and an $11 million decrease in intangible asset amortization, partially offset by $62 million of expense related to certain non-cash pension settlements and an increase in expense to support 3% organic revenue growth.

Depreciation expense increased $1 million to $58 million compared to the prior year period.

Intangible asset amortization expense decreased 14%, or $11 million, to $68 million compared to the prior year quarter, consisting of an $8 million decrease in HR Solutions and a $3 million decrease in Risk Solutions.

Foreign currency exchange rates in the second quarter had no material pretax impact (+$1 million in Risk Solutions, -$2 million in HR Solutions, and +$1 million Unallocated) on net income and a $1 million pretax unfavorable impact (+$1 million in Risk Solutions, -$3 million in HR Solutions, and +$1 million Unallocated) on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. There was no material impact to earnings per share on either a GAAP or adjusted basis.

Effective tax rate used in the U.S. GAAP financial statements in the second quarter was 16.4%, compared to the prior year quarter of 12.2%. After adjusting to exclude the applicable tax impact associated with expenses for certain non-cash pension settlements, the adjusted effective tax rate for the second quarter of 2016 was 17.4% compared to 18.0% in the prior year quarter, driven primarily by changes in the geographic distribution of income and certain favorable discrete tax adjustments. The prior year quarter adjusted effective tax rate excludes the applicable tax impact associated with expenses related to certain legacy litigation. These adjustments are discussed in the "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share" on page 12 of this press release.

Average diluted shares outstanding decreased to 269.8 million in the second quarter compared to 286.7 million in the prior year quarter, driven by the Company's repurchase of Class A ordinary shares in previous quarters. As of June 30, 2016, the Company had $3.3 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first six months of 2016 increased 32%, or $186 million, to $764 million primarily driven by an increase in net income, a decline in cash tax payments, a decline in cash paid for pension contributions, and underlying working capital improvements. Net income in the prior year period was unfavorably impacted by expenses related to legacy litigation.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 51%, or $224 million, to $660 million for the first six months of 2016 driven by an increase in cash flow from operations and a $38 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarters of 2016 and 2015. The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Jun 30, 2016	Jun 30, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,508	$1,498	1%	(3)%	—%	4%
Reinsurance	334	330	1	—	—	1
Subtotal	$1,842	$1,828	1%	(2)%	—%	3%
Investment Income	5	5	—
Total Revenue	$1,847	$1,833	1%

Risk Solutions total revenue increased 1% compared to the prior year quarter driven by 3% organic growth in commissions and fees, partially offset by a 2% unfavorable impact from foreign currency translation.

Retail organic revenue increased 4% reflecting organic revenue growth in both the Americas and International businesses. Americas organic revenue increased 2% driven by strong growth in Affinity and modest growth in Latin America and US Retail. International organic revenue increased 6% reflecting solid growth across every major region, including Europe, Asia, and the Pacific, driven by strong new business generation and management of the renewal book portfolio.

Reinsurance organic revenue increased 1% compared to the prior year quarter due primarily to growth in facultative placements, cedent demand in treaty placements, and new business generation, partially offset by an unfavorable market impact internationally.

	Three Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	% Change
Revenue	$1,847	$1,833	1%
Expenses
Compensation and benefits	1,097	1,018	8
Other general expenses	377	536	(30)
Total operating expenses	1,474	1,554	(5)
Operating income	$373	$279	34%
Operating margin	20.2%	15.2%
Operating income - adjusted	$459	$444	3%
Operating margin - adjusted	24.9%	24.2%

Compensation and benefits for the second quarter increased 8%, or $79 million, compared to the prior year quarter due primarily to $61 million of expense related to certain non-cash pension settlements and an increase in expense to support 3% organic growth, partially offset by a $24 million favorable impact from foreign currency translation and a $3 million decrease in expenses related to net divestitures.

Other general expenses for the second quarter decreased 30%, or $159 million, compared to the prior year quarter due primarily to a $137 million decrease in expense related to certain legacy litigation settlements in the prior year quarter, a $14 million favorable impact from foreign currency translation, a $3 million decrease in intangible asset amortization, and expense discipline, partially offset by an increase in expense to support 3% organic revenue growth.

Second quarter operating income increased 34% to $373 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 3% to $459 million, and operating margin increased 70 basis points to 24.9%, each compared to the prior year quarter. The increase in adjusted operating margin was driven primarily by solid organic revenue growth of 3%, a 50 basis point favorable impact from foreign currency translation, and return on investments in data and analytics across the portfolio.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Jun 30, 2016	Jun 30, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$383	$391	(2)%	(2)%	(1)%	1%
Outsourcing	550	599	(8)	(1)	(7)	—
Intersegment	(2)	(11)	N/A	N/A	N/A	N/A
Subtotal	$931	$979	(5)%	(1)%	(5)%	1%
Investment Income	—	—	N/A
Total Revenue	$931	$979	(5)%

HR Solutions total revenue decreased 5% to $931 million compared to the prior year quarter driven by a 5% decrease in commissions and fees resulting from net divestitures and a 1% unfavorable impact from foreign currency translation, partially offset by 1% organic growth in commissions and fees.

Organic revenue in Consulting increased 1% driven primarily by continued growth in investment consulting and for pension solutions, partially offset by unfavorable timing of revenue in compensation consulting. Organic revenue in Outsourcing was flat due primarily to continued growth in HR BPO for cloud-based solutions, offset by a modest decline in benefits administration and project-related work.

	Three Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	% Change
Revenue	$931	$979	(5)%
Expenses
Compensation and benefits	565	611	(8)
Other general expenses	291	329	(12)
Total operating expenses	856	940	(9)
Operating income	$75	$39	92%
Operating margin	8.1%	4.0%
Operating income - adjusted	$119	$129	(8)%
Operating margin - adjusted	12.8%	13.2%

Compensation and benefits for the second quarter decreased 8%, or $46 million, compared to the prior year quarter due primarily to a $34 million decrease in expenses related to net divestitures and a $7 million favorable impact from foreign currency translation.

Other general expenses for the second quarter decreased $38 million compared to the prior year quarter due primarily to a $39 million decrease in expense related to certain legacy litigation settlements in the prior year quarter, a $16 million decrease in expenses related to net divestitures, and an $8 million decrease in intangible asset amortization, partially offset by an increase in expense to support future growth.

Second quarter operating income increased 92% to $75 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 8% to $119 million, and operating margin decreased 40 basis points to 12.8%, each compared to the prior year quarter. The decrease in adjusted operating margin was primarily driven by an increase in expense to support future growth, divestitures of certain businesses in the fourth quarter of 2015 and the first quarter of 2016, and a 10 basis point unfavorable impact from foreign currency translation, partially offset by organic revenue growth of 1%.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	% Change
Risk Solutions	$373	$279	34%
HR Solutions	75	39	92
Unallocated expenses	(43)	(41)	5
Operating income	$405	$277	46%
Interest income	3	4	(25)
Interest expense	(73)	(68)	7
Other income	—	1	(100)
Income before income taxes	$335	$214	57%

Unallocated expenses for the second quarter increased $2 million to $43 million compared to the prior year quarter. Interest income decreased $1 million to $3 million compared to the prior year quarter. Interest expense increased $5 million to $73 million compared to the prior year quarter due to the overlap of $750 million of notes issued in the first quarter of 2016 and $500 million of notes that came due in the second quarter of 2016. Other income includes losses on certain long-term investments and foreign exchange hedging programs, primarily offset by the sale of a certain business. The prior year quarter primarily includes net gains on certain long term investments and the sale of certain businesses.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, July 29, 2016 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates, including negative yields in some jurisdictions, that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages risks associated with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon provides or will provide to clients; Aon’s ability to grow, develop and integrate companies or new lines of business that it acquires; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended march 31, 2016 and June 30, 2016 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, and adjusted earnings per share that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	Jun 30, 2016	Jun 30, 2015	Percent Change	Jun 30, 2016	Jun 30, 2015	Percent Change
Revenue
Commissions, fees and other	$2,761	$2,800	(1)%	$5,548	$5,642	(2)%
Fiduciary investment income	5	5	—	10	10	—
Total revenue	2,766	2,805	(1)	5,558	5,652	(2)
Expenses
Compensation and benefits	1,688	1,653	2	3,337	3,336	—
Other general expenses	673	875	(23)	1,366	1,598	(15)
Total operating expenses	2,361	2,528	(7)	4,703	4,934	(5)
Operating income	405	277	46	855	718	19
Interest income	3	4	(25)	5	7	(29)
Interest expense	(73)	(68)	7	(142)	(133)	7
Other income	—	1	(100)	18	43	(58)
Income before income taxes	335	214	57	736	635	16
Income taxes (1)	55	26	112	129	106	22
Net income	280	188	49	607	529	15
Less: Net income attributable to noncontrolling interests	8	10	(20)	20	23	(13)
Net income attributable to Aon shareholders	$272	$178	53%	$587	$506	16%

Basic net income per share attributable to Aon shareholders	$1.01	$0.63	60%	$2.17	$1.78	22%
Diluted net income per share attributable to Aon shareholders	$1.01	$0.62	63	$2.16	$1.76	23
Weighted average ordinary shares outstanding - diluted	269.8	286.7	(6)%	271.7	286.9	(5)%

(1)   The effective tax rate was 16.4% and 12.2% for the three months ended June 30, 2016 and 2015, respectively, and 17.5% and 16.8% for the six months ended June 30, 2016 and 2015 , respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Organic Revenue Growth (1)	Jun 30, 2016	Jun 30, 2015	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,842	$1,828	1%	3%	$3,709	$3,718	—%	3%
HR Solutions	931	979	(5)	1	1,861	1,949	(5)	2
Total Operating Segments	$2,773	$2,807	(1)%	3%	$5,570	$5,667	(2)%	3%
Fiduciary Investment Income
Risk Solutions	$5	$5	—%		$10	$10	—%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$5	$5	—%		$10	$10	—%
Total Revenue
Risk Solutions	$1,847	$1,833	1%		$3,719	$3,728	—%
HR Solutions	931	979	(5)		1,861	1,949	(5)
Intersegment	(12)	(7)	71		(22)	(25)	(12)
Total	$2,766	$2,805	(1)%		$5,558	$5,652	(2)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Jun 30, 2016	Jun 30, 2015	Percent Change
Revenue
Commissions, fees and other	$1,842	$1,828	1%	$3,709	$3,718	—%
Fiduciary investment income	5	5	—	10	10	—
Total revenue	1,847	1,833	1	3,719	3,728	—
Expenses
Compensation and benefits	1,097	1,018	8	2,141	2,071	3
Other general expenses	377	536	(30)	776	966	(20)
Total operating expenses	1,474	1,554	(5)	2,917	3,037	(4)
Operating income	$373	$279	34%	$802	$691	16%

Operating margin	20.2%	15.2%		21.6%	18.5%

HR Solutions

	Three Months Ended			Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Jun 30, 2016	Jun 30, 2015	Percent Change
Revenue
Commissions, fees and other	$931	$979	(5)%	$1,861	$1,949	(5)%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	931	979	(5)	1,861	1,949	(5)
Expenses
Compensation and benefits	565	611	(8)	1,144	1,220	(6)
Other general expenses	291	329	(12)	575	614	(6)
Total operating expenses	856	940	(9)	1,719	1,834	(6)
Operating income	$75	$39	92%	$142	$115	23%

Operating margin	8.1%	4.0%		7.6%	5.9%

Total Operating Income (Loss)

	Three Months Ended			Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Jun 30, 2016	Jun 30, 2015	Percent Change
Risk Solutions	$373	$279	34%	$802	$691	16%
HR Solutions	75	39	92	142	115	23
Unallocated	(43)	(41)	5	(89)	(88)	1
Total operating income	$405	$277	46%	$855	$718	19%

Total operating margin	14.6%	9.9%		15.4%	12.7%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$830	$837	(1)%	(3)%	—%	2%
International	678	661	3	(2)	(1)	6
Total Retail brokerage	1,508	1,498	1	(3)	—	4
Reinsurance brokerage	334	330	1	—	—	1
Total Risk Solutions	1,842	1,828	1	(2)	—	3
HR Solutions Segment:
Consulting services	383	391	(2)	(2)	(1)	1
Outsourcing	550	599	(8)	(1)	(7)	—
Intrasegment	(2)	(11)	N/A	N/A	N/A	N/A
Total HR Solutions	931	979	(5)	(1)	(5)	1
Total Operating Segments	$2,773	$2,807	(1)%	(2)%	(2)%	3%

	Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,538	$1,550	(1)%	(3)%	(1)%	3%
International	1,465	1,461	—	(4)	(1)	5
Total Retail brokerage	3,003	3,011	—	(4)	—	4
Reinsurance brokerage	706	707	—	(1)	—	1
Total Risk Solutions	3,709	3,718	—	(3)	—	3
HR Solutions Segment:
Consulting services	757	762	(1)	(2)	(1)	2
Outsourcing	1,110	1,203	(8)	(1)	(7)	—
Intrasegment	(6)	(16)	N/A	N/A	N/A	N/A
Total HR Solutions	1,861	1,949	(5)	(2)	(5)	2
Total Operating Segments	$5,570	$5,667	(2)%	(3)%	(2)%	3%

 Free Cash Flow (Unaudited)

	Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015	Percent Change
Cash Provided By Operating Activities	$764	$578	32%
Less: Capital Expenditures	(104)	(142)	(27)
Free Cash Flow (3)	$660	$436	51%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30, 2016				Six Months Ended June 30, 2016
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,847	$931	$(12)	$2,766	$3,719	$1,861	$(22)	$5,558

Operating income (loss) - as reported	$373	$75	$(43)	$405	$802	$142	$(89)	$855
Intangible asset amortization	25	43	—	68	49	86	—	135
Pension Settlement	61	1	—	62	61	1	—	62
Operating income (loss) - as adjusted	$459	$119	$(43)	$535	$912	$229	$(89)	$1,052

Operating margins - as adjusted	24.9%	12.8%	N/A	19.3%	24.5%	12.3%	N/A	18.9%

	Three Months Ended June 30, 2015				Six Months Ended June 30, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,833	$979	$(7)	$2,805	$3,728	$1,949	$(25)	$5,652

Operating income (loss) - as reported	$279	$39	$(41)	$277	$691	$115	$(88)	$718
Intangible asset amortization	28	51	—	79	56	103	—	159
Legacy Litigation	137	39	—	176	137	39	—	176
Operating income (loss) - as adjusted	$444	$129	$(41)	$532	$884	$257	$(88)	$1,053

Operating margins - as adjusted	24.2%	13.2%	N/A	19.0%	23.7%	13.2%	N/A	18.6%

	Three Months Ended June 30,		Six Months Ended June 30,
(millions except per share data)	2016	2015	2016	2015
Operating income - as adjusted	$535	$532	$1,052	$1,053
Interest income	3	4	5	7
Interest expense	(73)	(68)	(142)	(133)
Other income	—	1	18	43

Income before income taxes - as adjusted	465	469	933	970
Income taxes (2)	81	84	167	180
Net income - as adjusted	384	385	766	790
Less: Net income attributable to noncontrolling interests	8	10	20	23
Net income attributable to Aon shareholders - as adjusted	$376	$375	$746	$767

Diluted earnings per share - as adjusted	$1.39	$1.31	$2.75	$2.67

Weighted average ordinary shares outstanding - diluted	269.8	286.7	271.7	286.9

(1)	Certain noteworthy items impacting operating income in 2016 and 2015 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rates used in the U.S. GAAP financial statements were 16.4% and 12.2% for the three months ended June 30, 2016 and 2015, respectively, and June 30, 2016 and June 30, 2015 for the six months ended 17.5% and 16.8%, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting to exclude the applicable tax impact associated with expenses for pension settlements, the adjusted effective tax rates for the second quarter and first six months of 2016 were 17.4% and 17.9%, respectively. After adjusting to exclude the applicable tax impact associated with expenses for legacy litigation, the adjusted effective tax rates for the second quarter and first six months of 2015 were 18.0% and 18.6%, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	Jun 30, 2016	Dec 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$438	$384
Short-term investments	251	356
Receivables, net	2,516	2,734
Fiduciary assets (1)	10,201	9,932
Other current assets	395	329
Total Current Assets	13,801	13,735
Goodwill	8,473	8,448
Intangible assets, net	2,107	2,180
Fixed assets, net	751	765
Non-current deferred tax assets	265	234
Prepaid pension	720	1,033
Other non-current assets	576	592
Total Assets	$26,693	$26,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,373	$1,772
Short-term debt and current portion of long-term debt	251	562
Fiduciary liabilities	10,201	9,932
Other current liabilities	872	819
Total Current Liabilities	12,697	13,085
Long-term debt	5,907	5,138
Non-current deferred tax liabilities	39	37
Pension, other post-retirement and post-employment liabilities	1,722	1,795
Other non-current liabilities	767	769
Total Liabilities	21,132	20,824

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,434	5,409
Retained earnings	3,784	4,117
Accumulated other comprehensive loss	(3,722)	(3,423)
Total Aon Shareholders' Equity	5,499	6,106
Noncontrolling interests	62	57
Total Equity	5,561	6,163
Total Liabilities and Equity	$26,693	$26,987

 (1)     Includes cash and short-term investments:  2016 - $3,814 million, 2015 - $3,394 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	Jun 30, 2016	Jun 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$607	$529
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(41)	(20)
Depreciation of fixed assets	114	113
Amortization of intangible assets	135	159
Share-based compensation expense	155	164
Deferred income taxes	15	16
Change in assets and liabilities:
Fiduciary receivables	96	(116)
Short-term investments — funds held on behalf of clients	(449)	52
Fiduciary liabilities	353	64
Receivables, net	175	59
Accounts payable and accrued liabilities	(389)	(387)
Current income taxes	(35)	(152)
Pension, other post-retirement and other post-employment liabilities	(28)	(122)
Other assets and liabilities	56	219
CASH PROVIDED BY OPERATING ACTIVITIES	764	578

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	23	10
Purchases of investments	(29)	(1)
Net (purchases) sales of short-term investments — non-fiduciary	106	(97)
Acquisition of businesses, net of cash acquired	(183)	(23)
Proceeds from sale of businesses	103	52
Capital expenditures	(104)	(142)
CASH USED FOR INVESTING ACTIVITIES	(84)	(201)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(750)	(550)
Issuance of shares for employee benefit plans	(87)	(161)
Issuance of debt	2,056	2,445
Repayment of debt	(1,632)	(1,896)
Cash dividends to shareholders	(169)	(156)
Noncontrolling interests and other financing activities	(62)	(23)
CASH USED FOR FINANCING ACTIVITIES	(644)	(341)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18	(43)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	54	(7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	384	374
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$438	$367